UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 3, 2010

ACTIVISION BLIZZARD, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-15839	95-4803544
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3100 Ocean Park Boulevard
Santa Monica, CA	90405
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 255-2000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07.  Submission of Matters to a Vote of Security Holders.

On June 3, 2010, Activision Blizzard, Inc. (the “Company”) held its annual meeting of the Company’s stockholders (the “Annual Meeting”) in Santa Monica, California.  The following is a brief description of each matter voted on at the Annual Meeting and the number of votes cast for or against each matter and the number of abstentions with respect to each matter.  Because both matters are considered non-routine, there were no broker non-votes in respect of either proposal and broker non-votes did not count for purposes of determining whether a quorum was present at the Annual Meeting.

Proposal No. 1:  To elect 11 directors to serve until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal.

	For	Against	Abstain
Philippe G. H. Capron	956,321,959	137,146,270	1,053,427
Robert J. Corti	940,367,330	153,103,807	1,050,519
Frédéric R. Crépin	932,142,381	160,850,421	1,528,854
Brian G. Kelly	961,864,963	132,365,294	291,399
Robert A. Kotick	969,318,199	124,273,625	929,832
Jean-Bernard Lévy	900,114,385	192,994,736	1,412,535
Robert J. Morgado	982,936,875	110,532,895	1,051,886
Douglas P. Morris	938,200,470	155,267,377	1,053,809
Stéphane Roussel	931,372,810	161,624,499	1,524,347
Richard Sarnoff	1,084,678,845	8,792,462	1,050,349
Régis Turrini	914,909,171	179,350,641	261,844

Proposal No. 2:  To approve the Activision Blizzard, Inc. 2008 Incentive Plan, as amended and restated (the “2008 Plan”) to increase the maximum number of shares of the Company’s common stock authorized for issuance pursuant to awards granted under the 2008 Plan and the maximum number of shares that may be issued pursuant to certain types of awards under the 2008 Plan, to revise certain provisions relating to the granting of incentive compensation intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code, as amended, and to amend certain limitations with respect to the granting of awards under the 2008 Plan.

For	Against	Abstain
1,049,905,932	44,364,765	250,959

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACTIVISION BLIZZARD, INC.

	By:	/s/ CHRIS B. WALTHER
Chris B. Walther
Chief Legal Officer and Secretary
Dated: June 9, 2010